Exhibit 10.1

PENN NATIONAL GAMING, INC.

CHANGE IN CONTROL PAYMENT ACKNOWLEDGEMENT AND AGREEMENT

This Change in Control Payment Acknowledgement and Agreement (this “Agreement”) is made as of December 26, 2007 by and between Penn National Gaming, Inc. (the “Company”) and                            (the “Executive”).  The Company and the Executive are sometimes referred to in this Agreement as the “Parties”.

WHEREAS, the Company entered in to an Agreement and Plan of Merger, dated as of June 15, 2007, by and among the Company, PNG Acquisition Company Inc. and PNG Merger Sub Inc. (the “Merger Agreement”) providing for the acquisition of the Company by certain funds managed by affiliates of Fortress Investment Group LLC and Centerbridge Partners LP (the “Merger”);

WHEREAS, pursuant to Section 8 of the Employment Agreement dated as of July 31, 2006 by and between the Company and the Executive (the “Employment Agreement”), the Executive was granted the right to receive certain payments in the event of a Change of Control (as defined in the Employment Agreement);

WHEREAS, the consummation of the Merger will result in a Change of Control of the Company triggering the Change of Control payments required by the Employment Agreement;

WHEREAS, the Company desires to accelerate the payment of a portion of the Change of Control payment due on the effective date of the Merger and has received the written consent of PNG Acquisition Company Inc., Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC to make such payment under the circumstances set forth in this Agreement; and

WHEREAS, the Company has requested that the Executive accept such payment pursuant to the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt of sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             The Company represents and acknowledges that the sole purpose of accelerating the timing of the Change of Control payment contemplated by Section 8.2(i) of the Employment Agreement in the amount of                                                            Dollars ($                                ) (the “Initial Change of Control Payment”), otherwise due and payable upon the effective date of the Merger, is to advance the business of the Company in anticipation of the Merger and is not in response to a request by, or as the provision of an additional benefit to, the Executive.

2.             The Company hereby agrees to pay the Executive the Initial Change of Control Payment on or prior to December 31, 2007.

3.             Except as otherwise specified in the foregoing paragraph 2, the balance, if any, of the amount due under Section 8.2(i) or any other provision of the Employment Agreement shall be made in accordance with its terms.

4.             Upon the occurrence of any of the following circumstances, the Executive shall return the Initial Change of Control Payment (the “Return Payment”) in accordance with paragraphs 5 and 6 below:

(a)           if the Merger is terminated pursuant to Section 9.1 of the Merger Agreement or the Closing otherwise fails to occur on the Closing Date (as such terms are defined in Section 2.1(d) of the Merger Agreement); or

(b)           if the Executive’s employment with the Company is terminated prior to the effective date of the Merger and the Executive does not remain entitled to receive the remainder of the Change of Control payment under the applicable provisions of the Employment Agreement.

5.             The Company shall exercise its right to require a Return Payment promptly after the first occurrence of one of the circumstances set forth in paragraph 4 by delivering a written notice (the “Return Notice”) to the Executive requesting the Return Payment and specifying the reason therefore.  Upon the occurrence of a Change of Control, the Company’s right to demand a Return Payment hereunder shall immediately terminate.

6.             The Return Payment shall be made by delivering the following to the Company: (i) an amount equal to the Return Payment minus the Federal, state and local income taxes actually paid, if any, by the Executive with respect to the Return Payment shall be paid in cash within 20 days after the date the Executive receives the Return Notice and (ii) together with such payment, if applicable, an assignment agreement in form and substance to be agreed upon by the Parties providing for the assignment of the Executive’s right to receive a refund from the Federal, state and local taxing authorities for taxes actually paid with respect to the Return Payment.  The Executive hereby agrees to use all commercially reasonable efforts to diligently pursue the refund of all such amounts and to cooperate with the Company in its efforts to obtain such refunds, if necessary.

7.             The Parties agree that the accelerated payment of the Initial Change of Control Payment pursuant to the terms and conditions contained in this Agreement constitutes the payment of compensation to the Executive and, notwithstanding the contingent agreement to repay such amounts in the event of certain unexpected circumstances as set forth above, is not intended to constitute a loan.

8.             The Employment Agreement shall remain in full force and effect following the execution of this Agreement and nothing in this Agreement is intended to amend, waive or otherwise change the terms and conditions of the Employment Agreement in any manner other than as specifically provided herein.

9.             The Company acknowledges that the Executive is accepting the Initial Change of Control Payment at the time specified herein to advance the business of the Company,

and the Company hereby agrees to indemnify and hold harmless the Executive from and against any and all losses, claims, demands, liabilities, costs and expenses incurred by the Executive arising from or relating to the matters contemplated herein other than in respect of ordinary Federal, state and local income taxes paid or payable by Executive with respect to payment of the Initial Change of Control Payment.

10.           This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

11.           The Parties hereby irrevocably consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the state or federal courts having jurisdiction for matters arising in Wyomissing, Pennsylvania, which shall be the exclusive and only proper forum for adjudicating such a claim.

12.           This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the party against which it is to be enforced.

13.           This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

PENN NATIONAL GAMING, INC.		[EXECUTIVE]

By:		Signature:
	Name:	Print:
Title:

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